Exhibit 10.1

AMENDED AND RESTATED

CONFIDENTIAL RELEASE AND SEPARATION AGREEMENT

This AMENDED AND RESTATED RELEASE AND SEPARATION AGREEMENT (“Agreement”) is made and entered into by Scott A. McCurdy (“Employee”) and Geokinetics Inc., its past, present and future subsidiaries, parents, and affiliates and its past, present, and future employees, officers, directors, shareholders, agents, insurers and legal counsel (hereinafter collectively referred to as the “Company”) on this 16th day of July, 2010.

1.              RESIGNATION FROM EMPLOYMENT. Upon execution of this Agreement, the Employee agrees to resign from employment with the Company effective August 18, 2010 (the “Resignation Date”).   In the period of time between May 24, 2010 (the “Effective Date”) and the Resignation Date (the “Interim Period”), the Company may not terminate Employee’s employment nor may it unilaterally revoke this Agreement.  During the Interim Period, Employee: (a) will draw the same monthly salary that Employee had been receiving as of the Effective Date through July 15, 2010; (b) from July 16, 2010 through the Resignation Date, will draw a monthly salary of $55,000; (c) will observe regular office hours with the exception of any vacation days taken; (d) will have the 24,000 shares of restricted stock awarded on July 29, 2009 vest on May 24, 2010; and (e) will continue to receive all benefits and allowances, if any, that Employee had been receiving from the Company prior to the Effective Date.

2.             SEPARATION PAYMENT.  Company shall pay Employee separation payment in the total amount of, $275,040.00, less normal payroll deductions, including income tax withholding and FICA, (“Separation Payment”).  The Separation Payment shall be paid to the Employee as follows: (a) an initial payment in the amount of $171,900 shall be made on February 21, 2011; and (b) the remainder of the Separation Payment shall be paid in nine (9) semi-monthly payments commencing on February 28, 2011 and ending on June 30, 2011.

Company also agrees to pay Employee’s premiums for medical and dental benefits coverage under COBRA for a period of twelve (12) months from the Resignation Date until August 18, 2011.  Such coverage shall be included in and part of Employee’s maximum COBRA entitlement due to this qualifying event.  Employee acknowledges and agrees that Employee will continue to be responsible for Employee’s portion of premiums for any dependent coverage elected under COBRA, which will be credited against the semi-monthly Separation Payment.  In the event Employee fails to timely pay his portion of the above premiums, Company shall be entitled to cancel the employer’s portion of Employee’s coverage under COBRA due to Employee’s nonpayment.

Employee acknowledges and agrees that this Separation Payment does not constitute monies to which he would otherwise be entitled as a result of his employment with the Company, and that these monies constitute fair and adequate compensation for the promises and covenants of the Employee set forth in this Agreement. Employee further acknowledges and agrees that the Separation Payment and above benefits constitutes the full amount of separation payments that Employee is entitled to receive.  If Employee subsequently revokes any portion of this Agreement, Employee shall immediately be obligated to return the Separation Payment to Company in full.

Employee’s participation in the Company’s Retirement Savings and Investment Plan (401k Plan) will cease on the Employee’s Resignation Date.  At that time, Employee should contact John Hancock at (800) 395-1113 for disposition of Employee’s account.

3.             VACATION.  Employee and Company agree that Employee has accrued 250 hours of vacation at the Effective Date.  Employee and Company agree that the Employee will be entitled to monetary compensation for these 250 hours of vacation and will be paid for these hours on May 24, 2010.

4.             CELL PHONE NUMBER.  Company agrees to promptly provide the necessary information and authorization to transfer Employee’s business cell phone number to a personal cell phone plan of his choice.

5.              EMPLOYEE’S RELEASE OF CLAIMS.  For and in consideration of the Separation Payment and corresponding benefits as described in Paragraph 2 of this Agreement, Employee hereby irrevocably and unconditionally releases, forever discharges, and covenants not to sue, or bring any other legal action against Company with respect to any and all claims and causes of action of any nature, both past and present, known and unknown, foreseen and unforeseen, which Employee has or which could be asserted on Employee’s behalf by any other person or entity, resulting from or relating to any act or omission of any kind occurring on or before the date of the execution of this Amended and Restated Agreement.  The Employee understands and agrees that this includes, but is not limited to, the following:

a.             All claims and causes of action arising under contract, tort or other common law, including, without limitation, breach of contract, fraud, estoppel, misrepresentation, express or implied duties of good faith and fair dealing, wrongful discharge, discrimination, retaliation, harassment, negligence, gross negligence, false imprisonment, assault and battery, conspiracy, intentional or negligent infliction of emotional distress, slander, libel, defamation, refusal to perform an illegal act and invasion of privacy.

b.             All claims and causes of action arising under any federal, state, or local law, regulation, or ordinance, including without limitation, claims under the AGE DISCRIMINATION IN EMPLOYMENT ACT, the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1866, the Americans With Disabilities Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Texas Commission on Human Rights Act, the Texas Labor Code, the Texas Government Code, as well as any claims for wages, employee benefits, vacation pay, severance pay, bonus compensation, commissions, unemployment, deferred compensation or other remuneration, or employment benefits or compensation; provided, however, that this Release does not apply to claims for benefits under Company-sponsored benefits plans covered under ERISA (other than claims for severance and severance-related benefits).  Any rights to benefits (other than separation benefits) under Company-sponsored benefit plans are governed exclusively by the written plan documents.

c.             All claims and causes of action for past or future loss of pay or benefits, expenses, damages for pain and suffering, mental anguish or emotional distress damages, liquidated damages, punitive damages, compensatory damages, attorney’s fees, interest, court costs, physical or mental injury, damage to reputation, and any other injury, loss, damage or expense or any other legal or equitable remedy of any kind whatsoever.

d.             All claims and causes of action arising out of or in any way connected with, directly or indirectly, Employee’s employment with Company, or any incident thereof, including, without limitation, Employee’s treatment by Company; the terms and conditions of Employee’s employment; and the separation of Employee’s employment.

6.             COMPANY’S RELEASE OF CLAIMS.  For and in consideration of the agreement and covenants undertaken by Employee in this Agreement, Company hereby irrevocably and unconditionally releases, forever discharges, and covenants not to sue, or bring any other legal action against Employee with respect to any and all claims and causes of action of any nature, both past and present, known and unknown foreseen and unforeseen, which Company has or which could be asserted on Company’s behalf by any other person or entity, resulting from or relating to any act or omission of any kind occurring on or before the date of the execution of this Amended and Restated Agreement.

Employee hereby represents and warrants that he has not committed any act or omission, intentionally or unintentionally, that might expose Company, its employees, officers and/or directors to any civil or criminal liability or penalty that might be asserted by any party, specifically including state and federal authorities.  Employee acknowledges and understands that this representation and warranty is a key term to this Agreement that Company is specifically relying on in releasing Employee.

7.             NON-ADMISSION.  Employee and Company acknowledge and agree that this Agreement and the payment of money to Employee by Company should in no way be construed or interpreted as an admission by Company of any violation of Employee’s rights or of any violation of contract, statutory or common law by either Employee or Company.

8.            TAX ISSUES.  Employee and Company will report, as may be required by law for income tax purposes, their respective payment and receipt of the Separation Payment.  Each party shall bear their respective tax liabilities, if any, arising from this settlement.  The Employee acknowledges that Company has made no representations regarding the tax consequences of any amount received by Employee pursuant to the terms of this Agreement.

9.             NON-DISPARAGEMENT: Employee specifically covenants and agrees not to, directly or indirectly, make or cause to be made to anyone any statement, orally or in writing, criticizing or disparaging Company with respect to Employee’s employment with or separation from Company.  Employee specifically covenants and agrees not to, directly or indirectly, make or cause to be made to anyone any statement, orally or in writing, criticizing or disparaging Company, or commenting in a negative fashion on the operations or business reputation of Company.  Provided, however, that nothing in this Agreement prohibits Employee from making statements to the President and CEO, members of the board of directors, the Internal Audit Director, or the company’s legal counsel in the performance of Employee’s duties with the Company.  Moreover, nothing in this Agreement prohibits Employee from responding truthfully to questions in a lawsuit, administrative action, or other proceeding or pursuant to a court order.  The Company specifically covenants and agrees that no statement, orally or in writing, shall be made on Company’s behalf to anyone, criticizing or disparaging Employee with respect to Employee’s employment with or separation from Company.  Company further covenants and agrees that no statement, orally or in writing, shall be made on Company’s behalf to anyone, criticizing or disparaging Employee, or commenting in a negative fashion on the operations or business reputation of Employee.  Employee and Company agree that to the extent any unauthorized statements are made, orally or in writing, by any current or former employees of Company related to Employee, such statements shall not constitute a breach of this provision or Agreement by Company.

10.          TRANSITION.  In order to ensure a smooth transition from Employee’s employment with Company, Employee shall provide reasonable assistance to and cooperation with Company during the period between the Resignation Date and August 18, 2011, in connection with any Company matters for which Employee had knowledge or responsibility while employed by Company.  If  Company becomes involved in any legal action after Employee’s Resignation Date relating to events which occurred during Employee’s employment, Employee shall reasonably cooperate with Company in the preparation, prosecution, or defense of Company’s case, including, but not limited to, the execution of affidavits or documents or providing information requested by Company.  Further, to the extent Employee’s time commitment is anticipated to be material in nature, the Company and Employee will negotiate the terms of Employee’s consultancy on mutually agreeable terms separate from this agreement.  Company will reimburse reasonable out-of-pocket expenses related to such assistance if Company’s approval is obtained in advance.  Approval for such expenses shall not be unreasonably withheld.

11.          RETURN OF COMPANY PROPERTY.  Employee and the Company agree that the Employee agrees to return to Company, no later than November 30, 2010, all Company Information, including, but not limited to, policies, manuals, documents, memoranda, email communications and all other property belonging to Company which is in Employee’s possession or under Employee’s control.  The term, “Company Information” as used in this Agreement means (a) confidential information including, without limitation, information received from third parties under confidential conditions; and (b) other technical, business or financial information which Company regards as confidential and the use or disclosure of which might reasonably be considered to be contrary to the interests of Company. Employee further agrees that in the course of her employment with Company, Employee has acquired Company Information as defined above.  Employee understands and agrees that such Company Information has been disclosed to Employee in confidence and for Company use only.  Employee understands and agrees that she: (a) will not disclose confidential information to anyone not authorized to have access to it at any time during and after Employee’s employment with Company, including Company employees; and (b) will not disclose or communicate Company Information to any person outside the Company; and (c) will not make use of Company Information on Employee’s own behalf, or on behalf of any third party.  Provided, however, Employee may disclose Company Information pursuant to a subpoena, document request, deposition notice, or court order.  Employee acknowledges and agrees that Employee’s obligation in this paragraph shall survive the termination of this Agreement.

12.           TIME LIMITS.   Employee acknowledges and agrees that Company has informed Employee that he is entitled to twenty-one (21) days to consider the terms and provisions of this Agreement prior to signing.  However, Employee may knowingly and voluntarily waive this twenty-one (21) day period by signing below. The Company and Employee agree that any changes to this Agreement, whether material or immaterial, will not extend the period of time in which Employee has to consider and sign the same, and if Employee does not sign the Agreement within such twenty-one (21) day period (or if he revokes the signed Agreement pursuant to Paragraph 13), the Separation Payment under Paragraph 2 shall not be paid.

Employee agrees that, if he chooses to sign this Agreement, he will immediately provide the Company with a copy of the same via hand-delivery, facsimile or email transmission (and retain proof of successful transmission) to: Brenda Taquino, Human Resources, Geokinetics Inc., 1500 CityWest Blvd., Suite 800, Houston, TX  77042 (281) 850-7330.

13.           REVOCATION. Employee acknowledges that Employee shall be entitled to revoke this Agreement at any time prior to the expiration of seven (7) days after the date hereof, by providing written notice of such revocation to the Company via hand-delivery, facsimile or email transmission (and retain proof of successful transmission) to: Brenda Taquino, Human Resources, Geokinetics Inc., 1500 CityWest Blvd., Suite 800, Houston, TX  77042 (281) 850-7330.

14.           CHOICE OF LAW/VENUE.  This Agreement shall be exclusively governed by, construed, and enforced in accordance with, and subject to, the laws of the State of Texas or federal law, where applicable.  The sole, exclusive and mandatory venue for any disputes arising from or concerning Employee’s employment with Company or this Agreement shall be in the state or federal courts located in Harris County, Texas.

15.           ENTIRE AGREEMENT.  It is expressly understood and agreed that this Agreement embodies the entire agreement between Employee and Company and supersedes any and all prior agreements, arrangements, or understandings between and among them, except for the non-competition provision set forth in the Employment Agreement executed by Employee and Company on March 22, 2010 (the “Employment Agreement”).  Company hereby advises Employee of its intent to enforce Employee’s non-compete obligations under Section 3.3 of the Employment Agreement; provided, however, that

Company and Employee agree that the non-competition period thereunder shall expire on July 15, 2011.  No oral understandings, verbal representations, statements, promises, terms, conditions, obligations, or agreements contrary or in addition to the terms of this Agreement exist. This Agreement may not be changed by oral representations, and may only be amended by written instrument executed by a duly authorized representative of Employee and Company, or their respective successors or assigns.

This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) to the extent that Section 409A is applicable.  Any ambiguous provision will be construed in a manner that is compliant with, or exempt from, the application of Section 409A.  If any provision of this Agreement or any compensation or benefits would cause Employee to incur any additional tax or interest under Section 409A (and accompanying Treasury regulations and other authoritative guidance), the Company shall, after consulting with Employee, reform such provision to comply with Section 409A to the full extent permitted under Section 409A; provided, however, that the Company agrees to maintain, to the maximum extent practicable, the original intent and economic benefit to Employee of the applicable provision without violating the provisions of Section 409A or incurring taxation thereunder.  Notwithstanding any provision to the contrary in this Agreement, if Employee has a separation from service, and is deemed on the Resignation Date to be a “specified employee” within the meaning of that term under  Section 409A, and the Company is considered to be a public company for this purpose, then any payments and benefits under this Agreement that are subject to Section 409A shall be made or provided as soon as practicable but not prior to the later of (a) the payment dates set forth in this Agreement or (b) the date that is the earliest of (i) the expiration of the six-month period measured from the Resignation Date or (ii) the date that an earlier payment is permitted under Section 409A such as in the event of Employee’s death; in either case without interest for such delay.

16.          OTHER REPRESENTATIONS.  Employee hereby represents and certifies that he: (1) has carefully read all of this Agreement; (2) has been given a fair opportunity to discuss and negotiate the terms of this Agreement; (3) understands its provisions; (4) has been advised in writing and given the opportunity to seek advice and consultation with attorneys regarding this Agreement; (5) has determined that it is in Employee’s best interests to enter into this Agreement; (6) has not been influenced to sign this Agreement by any statement or representation by the Company not contained in this Agreement; and (7) enters into this Agreement knowingly and voluntarily.

17.          AMENDMENT AND RESTATEMENT.  This Agreement amends and restates in its entirety the Separation and Release Agreement between Company and Employee dated May 24, 2010.

READ CAREFULLY BEFORE SIGNING

THIS AGREEMENT CONTAINS A RELEASE AND WAIVER OF YOUR RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT AS WELL AS OTHER FEDERAL, STATE AND LOCAL LAWS PROTECTING EMPLOYEE RIGHTS.  IF YOU SIGN THIS AGREEMENT, YOU ARE WAIVING ALL OF YOUR RIGHTS TO ASSERT ANY CLAIMS UNDER THESE LAWS.  PLEASE READ THIS AGREEMENT CAREFULLY AND SEEK THE ADVICE OF AN ATTORNEY REGARDING THE LEGAL EFFECT OF SIGNING THIS AGREEMENT.

/s/ Scott A. McCurdy		7/16/10
Scott A. McCurdy		Date Signed

Geokinetics Inc.

By:	/s/ Richard F. Miles	7/16/10
Richard F. Miles		Date Signed
President and Chief Executive Officer